Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-32116, 333-46857, 33-54605, 33-54698, 333-82686, and 333-125974, on Form S-8 of our reports relating to the consolidated financial statements and consolidated financial statement schedule of Concurrent Computer Corporation and management's report on the effectiveness of internal control over financial reporting dated August 31, 2007, appearing in this Annual Report on Form 10-K of Concurrent Computer Corporation for the year ended June 30, 2007.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
August 31, 2007